UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 11, 2007
GRAN TIERRA ENERGY INC.
(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	333-111656 (Commission File Number)	98-0479924 (I.R.S. Employer Identification No.)
300, 611 – 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     As previously disclosed, in June, 2006, Gran Tierra Energy Inc. completed the sale of 50,000,000 units for gross proceeds totaling $75,000,000, less issue costs of $6,306,699. Each unit consisted of one share of Gran Tierra common stock and a warrant to purchase one-half share of Gran Tierra common stock for a period of five years at an exercise price of $1.75 per whole share. However, of the units sold, 948,854 units, and the related $1,280,951 purchase price (less placement agent fees) for these units, was held in escrow pursuant to an escrow agreement between Gran Tierra and McGuireWoods LLP, as escrow agent. Pursuant to the terms of the escrow agreement, the holders of the 948,854 units have the right to return the units to Gran Tierra and receive the amount held in escrow in the event that Gran Tierra was unable to obtain, by a specified date, an exemption in Alberta, Canada so that the units issued to the Alberta investors will not be subject to resale restrictions under the securities laws of the Province of Alberta. Gran Tierra was not able to obtain such exemption by the specified date.
     On April 11, 2007, Gran Tierra received a letter from the representative of the holders of the 948,854 units exercising the right to return the units to Gran Tierra and receive the $1,280,951 held in escrow. Gran Tierra intends to comply with this demand.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description

10.1	Escrow Agreement, dated as of the ___th day of June, 2006, among Gran Tierra Energy Inc. and McGuireWoods LLP, as Escrow Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GRAN TIERRA ENERGY INC. (Registrant)
Date: April 13, 2007	/s/ Martin H. Eden
Martin H. Eden, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Escrow Agreement, dated as of the ___th day of June, 2006, among Gran Tierra Energy Inc. and McGuireWoods LLP, as Escrow Agent.